EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Lakeland Industries, Inc. of our report dated March 31, 2014 relating to our audit of the financial statements of Weifang Lakeland Safety Products Co., Ltd. as of January 31, 2014 which appears in the annual report on Form 10-K/A of Lakeland Industries, Inc. and subsidiaries for the year ended January 31, 2014, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Annie Huang
RSM (Shanghai)
November 20, 2014